Exhibit 99.1

PRESS RELEASEFOR IMMEDIATE RELEASE

Omaha, Nebraska

March 3, 2016

CONTACT:   Craig Allen

Chief Financial Officer

(800) 283-2357

America First Multifamily Investors, L.P. Reports Net Income Per Unit of $0.14 and Cash Available for Distribution of $0.19 per Unit in Fourth Quarter 2015 and Cash Available for Distribution of $0.53 Per Unit for Year Ended December 31, 2015

Omaha, Nebraska – On March 3, 2016, America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership”) reported operating results for the fourth quarter and the full year ended December 31, 2015.  The Partnership also reported fourth quarter 2015 Cash Available for Distribution (”CAD”) of $0.19 per unit and $0.53 per unit for the year ended December 31, 2015.  Total revenue increased to $20.8 million in the fourth quarter 2015, compared to $11.7 million in the fourth quarter 2014, and increased to $64.6 million for the year ended December 31, 2015, compared to $45.6 million for the year ended December 31, 2014.

The Partnership reported the following notable transactions during the fourth quarter of 2015:

•	Purchased eight mortgage revenue bonds for approximately $50.2 million par value which are collateralized by five multifamily residential properties containing a total of 709 units,
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Earned approximately $4.8 million in Tier 2 contingent interest income and approximately $1.5 million in loan interest income due to the sale of its two remaining Consolidated VIEs which eliminated the Consolidated VIE segment,

•	Purchased land for approximately $2.9 million which will be held for investment and development,
•	Through a newly created subsidiary, committed to loan approximately $17.0 million to build two new multifamily residential properties containing a total of 576 units, and
•	Borrowed approximately $12.5 million on the line of credit and executed two new TOB Trusts for a total of $23.4 million.

The Partnership also reported the following notable transactions that have occurred thus far in the first quarter of 2016:

•	Entered into a First and Second Amendment to the Credit Agreement with Bankers Trust. The First Amendment revises the definitions and reporting requirements and the Second Amendment increases the principal commitment with respect to the line of credit by $2.5 million, to a total commitment of $40.0 million,
•	Acquired a mortgage revenue bond with a par value of approximately $11.5 million collateralized by a 180 unit multifamily complex, and
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Sold its three remaining MBS Securities for approximately $15.0 million, which approximates the outstanding amortized cost plus interest, and collapsed its approximate $11.9 million TOB financing facilities.  In conjunction with the sale of the MBS Securities, the related $11.0 million derivative was terminated for its fair value which resulted in no gain or loss.

“We are pleased with the CAD results we have reported for the fourth quarter of 2015 and for the year ended December 31, 2015,” said Chad Daffer, Chief Executive Officer of America First Multifamily Investors, L.P.  “Throughout 2015 we have fine-tuned our overall strategy, strengthened our management team and enhanced our relationships with our business partners and unitholders.  This has allowed us to report positive results in both our CAD and revenue earned for our investors during 2015”.

Disclosure Regarding Non-GAAP Measures

This report refers to Cash Available for Distribution, or CAD, which is identified as a non-GAAP financial measure.  The Partnership utilizes CAD as a means to determine our ability to make distributions to unitholders.  We believe CAD provides relevant information about our operations and is necessary along with net income for understanding our operating results.  Net income is the GAAP measure most comparable to CAD.  There is no generally accepted methodology for computing CAD, and our computation of CAD may not be comparable to CAD reported by other companies.  Although we consider CAD to be a useful measure of our operating performance, CAD is a non-GAAP measure and should not be considered as an alternative to net income or net cash flows from operating activities which are calculated in accordance with GAAP, or any other measures of financial performance or liquidity presented in accordance with GAAP.  See the attached table at the end of this press release for a reconciliation of our net income (loss) as determined in accordance with GAAP and our CAD for the periods set forth.

Earnings Conference Call

The Partnership will conduct a conference call to discuss its financial results on Monday, March 7, 2016, at 4:30 pm Eastern Time.  The dial-in number is (855) 854-0934 and the conference ID # is 48154266.  Following the completion of the call, a recorded replay will be available on the Partnership’s Investor relations website at www.ataxfund.com.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily and student housing properties and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis in order to (i) increase the amount of interest available for distribution to our unitholders; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available on the World Wide Web at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

America First Multifamily Investors, L.P.
Table of Cash Available for Distribution ("CAD") and a Reconciliation of Net Income (Loss) as Determined in Accordance with GAAP

	For the Year Ended December 31,
	2015	2014	2013
Net income - America First Multifamily Investors L.P.	$26,609,023	$15,033,861	$17,714,919
Net (income) loss related to VIEs and eliminations due to consolidation	(3,721,397)	635,560	1,116,262
Net income before impact of VIE consolidation	22,887,626	15,669,421	18,831,181
Change in fair value of derivatives and interest rate derivative amortization	1,802,655	2,003,350	283,610
Depreciation and amortization expense (Partnership only)	8,127,800	6,081,500	5,365,376
Provision for loan loss	-	75,000	168,000
Tier 2 Income distributable to the General Partner	(2,338,956)	(937,106)	(484,855)
Developer income	18,159	619,948	528,000
Bond purchase premium (discount) amortization (accretion) (net of cash received)	1,300,932	116,329	256,615
Provision for loss on receivables	-	-	241,698
Depreciation and amortization related to discontinued operations	7,432	8,208	19,285
Deposit liability gain - sale of the Ohio Properties	-	-	(1,775,527)
Deposit Liability gain - sale of the Greens Property	-	-	(1,401,656)
Greens Property deferred interest and reversal of deferral	-	-	(135,264)
Ohio Properties deferred interest and reversal of deferral	-	-	(3,517,258)
CAD	$31,805,648	$23,636,650	$18,379,205
Weighted average number of units outstanding,
basic and diluted	60,252,928	59,431,010	43,453,476
Net income (loss), basic and diluted, per unit	$0.34	$0.25	$0.40
Total CAD per unit	$0.53	$0.40	$0.42
Distributions per unit	$0.50	$0.50	$0.50